Exhibit 10.11

NEW YORK REIT, INC.
SECOND AMENDED AND RESTATED
2014 ADVISOR MULTI-YEAR OUTPERFORMANCE AGREEMENT
This 2014 ADVISOR MULTI-YEAR OUTPERFORMANCE AGREEMENT (this “Agreement”) effective as of August 5, 2015, by and among NEW YORK REIT, INC., a Maryland corporation (the “Company”), its subsidiary NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership and the entity through which the Company conducts substantially all of its operations (the “Partnership”), and NEW YORK RECOVERY ADVISORS, LLC, a Delaware limited liability company, the Company’s manager (the “Advisor”).
RECITALS
The Advisor provides services to the Company pursuant to the Sixth Amended and Restated Advisory Agreement by and among the Company, the Partnership and the Advisor, dated as of April 15, 2014.
The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) approved this Agreement to provide the Advisor with the incentive compensation described in this Agreement (the “Award”) and thereby provide additional incentive for the Advisor to promote the progress and success of the business of the Company and its affiliates, including the Partnership. This Agreement evidences the Award and is subject to the terms and conditions set forth herein and in the Partnership Agreement (as defined herein).
NOW, THEREFORE, the Company, the Partnership and the Advisor agree as follows:
1.Administration. The Award granted under this Agreement shall be administered by the Committee; provided that all powers of the Committee hereunder can be exercised by the full Board if the Board so elects. The Committee shall have the discretionary authority to make all determinations regarding the Award, including, without limitation, the interpretation and construction of the Award and the determination of relevant facts; provided such determinations are made in good faith and are consistent with the purpose and intent of the Award. Except as expressly provided herein, no such action by the Committee shall adversely affect the rights of the Advisor to any earned and outstanding Award LTIP Units (as defined below). Subject to the terms hereof, all decisions made by the Committee shall be final, conclusive and binding on all persons, including the Company, the Partnership and the Advisor. No member of the Committee, nor any other member of the Board or any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Award, and all members of the Committee and each other member of the Board and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

2.    Definitions. As used herein:
“Additional Shares” means (without double-counting), as of a particular date of determination, the sum of (A) the number of shares of Common Stock plus (B) the REIT Shares Amount for all Partnership Units (assuming that such Partnership Units were converted, exercised, exchanged or redeemed for OP Units as of such date of determination at the applicable conversion, exercise, exchange or redemption rate (or rate deemed applicable by the Committee if there is no such stated rate) and such OP Units were then tendered to the Partnership for redemption pursuant to the Partnership Agreement as of such date) other than those Partnership Units held by the Company, in the case of each (A) and (B), to the extent issued after the Effective Date and on or before such date of determination in a capital raising transaction, in exchange for assets or securities, or upon the acquisition of another entity; provided, that for the avoidance of doubt, this definition of “Additional Shares” shall exclude: (i) shares of Common Stock issued after the Effective Date upon exercise of stock options or upon the exchange (directly or indirectly) of LTIP Units or other Partnership Units issued to employees, non‑employee directors, consultants, advisors or other persons or entities as incentive or other compensation, (ii) shares of Common Stock awarded after the Effective Date to employees or other persons or entities in exchange for services provided or to be provided to the Company or any of its affiliates, and (iii) all Initial Shares.
“Adjusted Market Cap” means (A) the Company’s Initial Market Cap less an amount equal to the total number of Buyback Shares bought back over the measurement period multiplied by $9.00 with respect to the calculation of (i) the Annual Amount on the First Valuation Date, (ii) the Interim Amount, (iii) the Final Absolute TRS Amount, and (iv) the Final Relative TRS Amount, and (B) the Total Shares as of the prior Valuation Date less any Buyback Shares bought back over the measurement period multiplied by the spot closing stock price on the prior Valuation Date, with respect to the calculation of the Annual Amount on the Second Valuation Date and the Final Valuation Date.
“Annual Absolute TRS” means, as of the each Valuation Date and provided the Company’s TRS Percentage exceeds seven percent (7%) for the period commencing on (A) the Effective Date with respect to the First Valuation Date and (B) the prior Valuation Date with respect to the Second Valuation Date and the Final Valuation Date, a dollar amount equal to four percent (4%) of the dollar amount by which, if any, the amount of the Company’s Total Return, determined as of such date, exceeds the Threshold Amount, determined as of such date.
“Annual Amount” means, as of a Valuation Date, an amount equal to up to one and one-quarter percent (1.25%) of the Company’s Initial Market Cap based on the level of achievement of Annual Absolute TRS and Annual Relative TRS as of such Valuation Date for the period commencing on (A) the Effective Date with respect to the First Valuation Date and (B) the prior Valuation Date with respect to the Second Valuation Date and the Final Valuation Date.
“Annual Relative TRS” means, as of each Valuation Date, a dollar amount equal to four percent (4%) of any amount by which the Company’s Total Return for the period commencing on (A) the Effective Date with respect to the First Valuation Date and (B) the prior Valuation Date with respect to the Second Valuation Date and the Final Valuation Date, exceeds the Relative Threshold Amount as of such date; provided, that the amount so earned will be subject to reduction in accordance with a ratable sliding scale factor so that (A) if the Company’s TRS Percentage for the applicable period is six percent (6%) or more, there will be no reduction to Annual Relative TRS for such period; (B) Annual Relative TRS for such period shall be reduced by fifty percent (50%) if such TRS Percentage for the applicable period is zero percent (0%); (C) Annual Relative TRS for such period shall be reduced based on a linear interpolation between the foregoing reduction factors if the Company’s TRS Percentage for the applicable period is between zero percent (0%) and six percent (6%); and (D) Annual Relative TRS for such period shall be reduced by one hundred percent (100%) if the TRS Percentage for the applicable period is below zero percent (0%).
“Award OP Units” has the meaning set forth in Section 7 hereof.
“Award LTIP Units” has the meaning set forth in Section 3(a) hereof.
“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act.
“Buyback Shares” means (without double-counting), as of a particular date of determination, (A) shares of Common Stock or (B) the REIT Shares Amount for Partnership Units (assuming that such Partnership Units were converted, exercised, exchanged or redeemed for OP Units as of such date of determination at the applicable conversion, exercise, exchange or redemption rate (or rate deemed applicable by the Committee if there is no such stated rate) and such OP Units were then tendered to the Partnership for redemption pursuant to the Partnership Agreement as of such date), other than those Partnership Units held by the Company, in the case of each (A) and (B), to the extent repurchased by the Company after the Effective Date and on or before such date of determination in a stock buyback transaction or in a redemption of Partnership Units for cash pursuant to the Partnership Agreement; provided, that for the avoidance of doubt, this definition of “Buyback Shares” shall exclude: (i) shares of Common Stock issued after the Effective Date upon exercise of stock options or upon the exchange (directly or indirectly) of LTIP Units or other Partnership Units issued to employees, non‑employee directors, consultants, advisors or other persons or entities as incentive or other compensation, and (ii) shares of Common Stock awarded after the Effective Date to employees or other persons or entities in exchange for services provided or to be provided to the Company or any of its affiliates.
“Change of Control” means and includes any of the following events:
(i)any Person is or becomes Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the then outstanding securities of the Company, excluding (A) any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of subsection (ii) below and (B) any Person who becomes such a Beneficial Owner through the issuance of such securities with respect to purchases made directly from the Company; or
(ii)    the consummation of a merger or consolidation of the Company with any other Person or the issuance of voting securities of the Company in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) seventy percent (70%) or more of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the then outstanding securities of the Company; or
(iii)    the consummation of a sale or disposition by the Company of all or substantially all of the assets of the Company; or
(iv)    persons who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to such date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election a vote of at least a majority of the Incumbent Directors.
Notwithstanding the foregoing, with respect to any payment that is triggered upon a Change in Control, a transaction shall not be deemed to be a Change in Control unless such transaction constitutes a “change in control event” within the meaning of Section 409A of the Code.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the Company’s common stock, par value $0.01 per share, either currently existing or authorized hereafter.
“Common Stock Price” means, as of a particular date, the average of the Fair Market Value of one share of Common Stock over the fifteen (15) consecutive trading days ending on, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date); provided, however, that if such date is the date upon which a Transactional Change of Control occurs, the Common Stock Price as of such date shall be equal to the fair value, as determined by the Committee, of the total consideration paid or payable in the transaction resulting in the Transactional Change of Control for one share of Common Stock.
“Continuous Service” means the Advisor’s continuous service as manager of the Company without interruption or termination.
“Conversion Factor” has the meaning set forth in the Partnership Agreement.
“Effective Date” means April 15, 2014.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any given date, the fair market value of a security determined by the Committee using any reasonable method and in good faith (such determination will be made in a manner that satisfies Section 409A of the Code and in good-faith as required by Section 422(c)(1) of the Code); provided that (A) if such security is admitted to trading on a national securities exchange, the fair market value of such security on any date shall be the closing sale price reported for such security on the principal stock exchange or, if applicable, any other national exchange on which the security is traded or admitted to trading on such date on which a sale was reported; and (B) if such security is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or a successor quotation system, the fair market value of such security on any such date shall be the average of the highest bid and lowest asked prices for such security on the system on such date on which both the bid and asked prices were reported.
“Final Absolute TRS Amount” means, as of the Final Valuation Date and provided the Company’s TRS Percentage exceeds twenty-one percent (21%) for the period commencing on the Effective Date through the Final Valuation Date, a dollar amount equal to four percent (4%) of the dollar amount by which, if any, the amount of the Company’s Total Return, determined as of such date, exceeds the Threshold Amount, determined as of such date.
“Final Relative TRS Amount” means, as of the Final Valuation Date, a dollar amount equal to four percent (4%) of any amount by which the Company’s Total Return for the period commencing on the Effective Date through the Final Valuation Date exceeds the Relative Threshold Amount as of such date; provided, that the amount so earned will be subject to reduction in accordance with a ratable sliding scale factor so that (A) if the Company’s TRS Percentage for the period commencing on the Effective Date through the Final Valuation Date is eighteen percent (18%) or more, there will be no reduction to the Final Relative TRS Amount; (B) the Final Relative TRS Amount shall be reduced by fifty percent (50%) if such TRS Percentage is zero percent (0%); (C) the Final Relative TRS Amount shall be reduced based on a linear interpolation between the foregoing reduction factors if the Company’s TRS Percentage is between zero percent (0%) and eighteen percent (18%); and (D) the Final Relative TRS Amount shall be reduced by one hundred percent (100%) if such TRS Percentage is below zero percent (0%).
“Final Valuation Date” means April 15, 2017.
“First Valuation Date” means April 15, 2015.
“Initial Market Cap” means (A) $9 multiplied by (B) the number of Initial Shares outstanding on the Effective Date.
“Initial Shares” means the sum of (A) all shares of Common Stock outstanding as of the Effective Date (including any vested and nonvested restricted shares of Common Stock issued under any other incentive plan maintained by the Company prior to the Effective Date), plus (B) any shares of Common Stock representing the REIT Shares Amount for all Partnership Units outstanding as of the Effective Date (assuming such Partnership Units were converted, exercised, exchange or redeemed for OP Units as of the Effective Date at the applicable conversion, exercise, exchange or redemption rate (or rate deemed applicable by the Committee if there is no such stated

rate) and such OP Units were then tendered to the Partnership for redemption pursuant to the Partnership Agreement as of such date) other than Partnership Units held by the Company; provided, that for the avoidance of doubt, this definition of “Initial Shares” shall exclude shares of Common Stock issuable upon exercise of stock options or upon the exchange (directly or indirectly) of LTIP Units or other Partnership Units issued to employees, non-employee directors, consultants, advisors or other persons or entities as incentive or other compensation.
“Interim Amount” means, as of the Second Valuation Date, an amount equal to (A) up to three percent (3%) of the Company’s Initial Market Cap, less (B) any amount of the Annual Amount achieved through the Second Valuation Date (such that the maximum level of achievement through the Second Valuation Date shall not exceed three (3%) of the Company’s Initial Market Cap), based on the level of achievement of: (x) as of the Second Valuation Date and provided the Company’s TRS Percentage exceeds fourteen percent (14%) for the period commencing on the Effective Date, a dollar amount equal to four percent (4%) of the dollar amount by which, if any, the amount of the Company’s Total Return, determined as of such date, exceeds the Threshold Amount, determined as of such date (“Interim Absolute TRS”), and (y) as of the Second Valuation Date, a dollar amount equal to four percent (4%) of any amount by which the Company’s Total Return for the period commencing on the Effective Date, exceeds the Relative Threshold Amount as of such date (“Interim Relative TRS”); provided, that the amount so earned will be subject to reduction in accordance with a ratable sliding scale factor so that (A) if the Company’s TRS Percentage for the applicable period is twelve percent (12%) or more, there will be no reduction to Interim Relative TRS for such period; (B) Interim Relative TRS for such period shall be reduced by fifty percent (50%) if such TRS Percentage for the applicable period is zero percent (0%); (C) Interim Relative TRS for such period shall be reduced based on a linear interpolation between the foregoing reduction factors if the Company’s TRS Percentage for the applicable period is between zero percent (0%) and twelve percent (12%); and (D) Interim Relative TRS for such period shall be reduced by one hundred percent (100%) if the TRS Percentage for the applicable period is below zero percent (0%). For the avoidance of doubt, any Interim Amount will be determined based on the formula in the preceding sentence which provides for a reduction for any Annual Amounts determined at the First and Second Valuation Dates, but not less than zero.
“LTIP Units” means LTIP Units, as such term is defined in the Partnership Agreement.
“Maximum Total Outperformance Amount” means five percent (5%) of the Company’s Initial Market Cap.
“OP Units” has the meaning set forth in the Partnership Agreement.
“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 15, 2014, among the Company, as general partner, New York Recovery Special Limited Partnership, LLC, as special limited partner, the Advisor, as the initial limited partner, and any limited partners that are admitted from time to time to the Partnership and listed on Exhibit A thereto, as amended, restated or supplemented from time to time.

“Partnership Units” has the meaning set forth in the Partnership Agreement.
“Peer Group” means each of the companies in the SNL US REIT Office Index.
“Peer Group Return Percentage” means, the median percentage return to stockholders of the Peer Group (A) for the period commencing on the Effective Date and ending on the First Valuation Date with respect to the calculation of Annual Relative TRS for the First Valuation Date, (B) for the period commencing on the day after the prior Valuation Date and ending on the next Valuation Date with respect to calculation of Annual Relative TRS for the Second Valuation Date and the Final Valuation Date and (C) for the period commencing on the Effective Date and ending on the Second Valuation Date and the Final Valuation Date with respect to calculating Interim Relative TRS and Final Relative TRS, respectively; in each case as calculated by a consultant engaged by the Committee and as approved by the Committee in its reasonable discretion.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).
“REIT Shares Amount” has the meaning set forth in the Partnership Agreement.
“Relative Threshold Amount” means an amount calculated in the same manner as the Threshold Amount, provided that instead of the 7%, 14%, and 21% required return percentages for the Annual Absolute TRS, Interim Absolute TRS, and Final Absolute TRS Amount, respectively, the Peer Group Return Percentage shall be utilized in calculating the required return on the Adjusted Market Cap and proportional required returns on the values of the Buyback Shares and Additional Shares for the Relative Threshold Amount.
“Second Valuation Date” means April 15, 2016.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has more than a fifty percent (50%) interest, either directly or indirectly.
“Threshold Amount” means for each measurement period an amount equal to the sum of (A) an amount equal to (i) seven percent (7%) multiplied by the Adjusted Market Cap for each annual measurement period, (ii) fourteen percent (14%) multiplied by the Adjusted Market Cap for purposes of calculating Interim Absolute TRS and (iii) twenty-one percent (21%) multiplied by the Adjusted Market Cap for purposes of calculating the Final Absolute TRS Amount; plus (B) an amount equal to the proportional required return (based on a non-compounded daily rate of .0001918) from the issuance dates of any Additional Shares to the end of the measurement period on the values of any Additional Shares issued since the start of the measurement period (based on the spot closing spot prices on the issuance dates of the Additional Shares); plus (C) an amount equal to the proportional required return (based on a non-compounded daily rate of .0001918) from the start of the measurement period to the buyback dates of any Buyback Shares based on the number of Buyback Shares bought back since the start of the measurement period and the closing spot price at the start of the measurement period (or $9.00 for measurement periods beginning on the Effective Date).
“Total Outperformance Amount” means, as of the Final Valuation Date, a dollar amount equal to the algebraic sum of: (A) the Final Absolute TRS Amount, (B) the Final Relative TRS Amount, (C) the Annual Amounts determined as of each Valuation Date and (D) the Interim Amount; provided that (i) if the resulting amount is a negative number, the Total Outperformance Amount shall be zero, and (ii) in no event shall the Total Outperformance Amount exceed the Maximum Total Outperformance Amount. For the avoidance of doubt, the Total Outperformance Amount is based on (i) the Annual Amounts granted at the First, Second and Final Valuation Dates, plus (ii) the Interim Amount less any Annual Amounts granted at the First and Second Valuation Dates, plus (iii) the sum of the Final Absolute TRS Amount plus the Final Relative TRS Amount, less any Annual Amounts granted at the First, Second and Third Valuation Dates and any Interim Amount granted at the Second Valuation Date, but not less than zero and not greater than the Maximum Total Outperformance Amount.
“Total Return” means (without double-counting), as of a particular date of determination, a dollar amount equal to the sum of: (A) the Total Shares as of such date of determination multiplied by the Common Stock Price as of such date, minus (B) the Adjusted Market Cap, minus (C) the values of any Additional Shares issued since the start of the measurement period (based on the spot closing prices on the issuance dates of the Additional Shares), plus (D) the difference between the buyback values of any Buyback Shares (based on spot prices on the buyback dates) and the baseline values of the buyback shares at the start of the measurement period (also based on spot prices or $9.00 on the Effective Date), plus (E) an amount equal to the sum of the total dividends and other distributions declared between the Effective Date and such date of determination so long as the “ex-dividend” date with respect thereto falls prior to such date of determination (excluding dividends and distributions paid in the form of additional shares of Common Stock or Partnership Units), in respect of the Total Shares as of such date of determination (it being understood, for the avoidance of doubt, that such total dividends and distributions shall be calculated by reference to actual securities outstanding as of each record date with respect to each applicable dividend or distribution payment date, and not by multiplying the aggregate amount of distributions paid on one OP Unit that was outstanding as of the Effective Date between the Effective Date and such date of determination by the number of Total Shares as of the date of determination).
“Total Shares” means (without double-counting), as of a particular date of determination, the algebraic sum of: (A) the Initial Shares, plus (B) the Additional Shares, minus (C) all Buyback Shares repurchased or redeemed between the Effective Date and such date of determination.
“Total OPP Unit Equivalent” means the aggregate of the (i) sum of Annual OPP Unit Equivalents and the Interim OPP Unit Equivalent (the “Earned Annual and Interim OPP Unit Equivalents”) and (ii) the excess (if any) of the Final OPP Unit Equivalent over the Earned Annual and Interim OPP Unit Equivalents.

“Transactional Change of Control” means (A) a Change of Control described in clause (a) of the definition thereof where the Person makes a tender offer for Common Stock, (B) a Change of Control described in clause (b) of the definition thereof where the Company is not the surviving entity, or (C) a Change of Control described in clause (c) of the definition thereof.
“Transfer” has the meaning set forth in Section 7 hereof.
“TRS Percentage” means the Company’s Total Return divided by the sum of (A) the Adjusted Market Cap; (B) the baseline value of any Buyback Shares purchased or redeemed over the measurement period based on the spot closing stock price at the start of the measurement period (or $9.00 for measurement periods beginning on the Effective Date); and (C) the value of any Additional Shares issued during the measurement period based on the closing spot prices on the issuance dates, with the result multiplied by 100 and expressed as a percentage.
“Valuation Date” means the First Valuation Date, the Second Valuation Date and the Final Valuation Date, as applicable.
3.    Outperformance Award.
a.    On April 15, 2014 (the “Grant Date”) the Advisor was granted the Award, consisting of 8,880,579 LTIP Units (the “Award LTIP Units”), which will be subject to forfeiture and vesting to the extent provided in this Section 3 and Section 4 hereof.
b.    As soon as practicable following each Valuation Date, but as of such Valuation Date, the Committee will determine the applicable Annual Amount and divide the resulting dollar amount by the Common Stock Price calculated as of the applicable Valuation Date (appropriately adjusted to the extent that the Conversion Factor is greater or less than 1.0); the resulting number of unit equivalents determined for each Valuation Date referred to herein as the “Annual OPP Unit Equivalent”.
c.    As soon as practicable following the Second Valuation Date, but as of the Second Valuation Date, the Committee will determine the Interim Amount and divide the resulting dollar amount by the Common Stock Price calculated as of the Second Valuation Date (appropriately adjusted to the extent that the Conversion Factor is greater or less than 1.0); the resulting number of unit equivalents determined as of the Second Valuation Date referred to herein as the “Interim OPP Unit Equivalent”.
d.    As soon as practicable following the Final Valuation Date, but as of the Final Valuation Date, the Committee will:
(i)    determine the Final Absolute TRS Amount;
(ii)    determine the Final Relative TRS Amount;
(iii)    determine the Total Outperformance Amount; and

(iv)    divide the resulting dollar amounts by the Common Stock Price calculated as of the Final Valuation Date (appropriately adjusted to the extent that the Conversion Factor is greater or less than 1.0); the resulting number of unit equivalents determined as of the Final Valuation Date referred to herein as the “Final OPP Unit Equivalent.”
If the Total OPP Unit Equivalent is smaller than the number of Award LTIP Units previously issued to the Advisor, as of the Final Valuation Date, the Advisor shall forfeit the number of Award LTIP Units equal to the difference without payment of any consideration by the Partnership; thereafter the term Award LTIP Units will refer only to the Award LTIP Units that were not so forfeited and neither the Advisor nor any of its successors, members or their respective assigns or personal representatives will have any further rights or interests in the Award LTIP Units that were so forfeited. If the Total OPP Unit Equivalent is greater than the number of Award LTIP Units previously issued to the Advisor: (A) the Company shall cause the Partnership to issue to the Advisor, as of the Final Valuation Date, a number of additional LTIP Units equal to the difference; (B) such additional LTIP Units shall be added to the Award LTIP Units previously issued, if any, and thereby become part of this Award; and (C) the Company and the Partnership shall take such action as is necessary to accomplish the grant of such additional LTIP Units; provided that such issuance will be subject to the Advisor executing and delivering such documents, comparable to the documents executed and delivered in connection with this Agreement, as the Company and/or the Partnership reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws. If the Total OPP Unit Equivalent is the same as the number of Award LTIP Units previously issued to the Advisor, then there will be no change to the number of Award LTIP Units under this Award.
e.    If any of the Award LTIP Units have been earned based on performance as provided in Sections 3(b), (c) and (d), subject to Section 4 hereof, the Award LTIP Units shall become vested in the following amounts and at the following times, provided that the Continuous Service of the Advisor must continue through the applicable vesting date or the accelerated vesting date provided in Section 4 hereof, as applicable:
(i)    one-third (1/3) on April 15, 2017;
(ii)    one-third (1/3) on April 15, 2018; and
(iii)    one-third (1/3) on April 15, 2019.
f.    Within thirty (30) days following each vesting date under Section 3(e), the Advisor, in its sole discretion, shall be entitled to convert such Award LTIP Units that vested on such date into OP Units.
g.    Any Award LTIP Units that do not become vested pursuant to Section 3(e) or Section 4 hereof shall, without payment of any consideration by the Partnership automatically and without notice be forfeited and be and become null and void, and neither the Advisor nor any of its successors, heirs, assigns, members or their respective assigns or personal representatives will thereafter have any further rights or interests in such forfeited Award LTIP Units.

4.    Termination/ Change of Control.
a.    In the event the Company terminates the Advisor’s Continuous Service for any reason prior to the Final Valuation Date, the calculations provided in Sections 3(b), (c) and (d) hereof shall be performed as of the Valuation Date next following such termination (and if such Valuation Date is not the Final Valuation Date, on the Final Valuation Date as well) as if the termination of Continuous Service had not occurred and the Advisor shall be fully (100%) vested in the Total OPP Unit Equivalent as so determined. Within thirty (30) days of the date such calculations are completed, the Advisor, in its sole discretion, shall be entitled to convert the Total OPP Unit Equivalent so determined into OP Units.
b.    In the event the Company terminates the Advisor’s Continuous Service for any reason after the Final Valuation Date, any then unvested Award LTIP Units shall be fully (100%) vested and nonforfeitable hereunder. Within thirty (30) days of the date such termination, the Advisor, in its sole discretion, shall be entitled to convert such Award LTIP Units into OP Units.
c.    In the event of a Change in Control prior to the Final Valuation Date, (i) the Advisor shall become fully (100%) vested in any Award LTIP Units that had been earned but were unvested prior to the Change in Control and within thirty (30) days of the date such Change in Control, the Advisor, in its sole discretion, shall be entitled to convert such Earned Annual and Interim OPP Units into OP Units; and (ii) the calculations provided in Sections 3(b), (c) and (d) hereof shall be performed as of the Valuation Date next following such Change in Control (and if such Valuation Date is not the Final Valuation Date, on the Final Valuation Date as well) and the Advisor shall be fully (100%) vested in the Total OPP Unit Equivalent as so determined and within thirty (30) days of the date such calculations are completed, the Advisor, in its sole discretion, shall be entitled to convert the number of Award LTIP Units so determined into OP Units.
d.    In the event of a Change in Control after the Final Valuation Date, any then unvested Award LTIP Units shall be fully (100%) vested and nonforfeitable hereunder. Within thirty (30) days of the date such Change in Control, the Advisor, in its sole discretion, shall be entitled to convert such Award LTIP Units into OP Units.
5.    Rights of Advisor. The Advisor shall have no rights with respect to this Agreement (and the Award evidenced hereby) unless the Advisor shall have accepted this Agreement prior to the close of business on the Effective Date by signing and delivering to the Partnership a copy of this Agreement. Upon acceptance of this Agreement by the Advisor, the Partnership Agreement shall be amended to reflect the issuance to the Advisor of the Award LTIP Units so accepted. Thereupon, the Advisor shall have all the rights of a Limited Partner of the Partnership with respect to the Award LTIP Units, as set forth in the Partnership Agreement, subject, however, to the restrictions and conditions specified herein. Award LTIP Units constitute and shall be treated for all purposes as the property of the Advisor, subject to the terms of this Agreement and the Partnership Agreement.

6.    Distributions.
a.    The Advisor shall be entitled to receive distributions with respect to the Award LTIP Units to the extent provided for in the Partnership Agreement, as modified hereby.
b.    The LTIP Unit Distribution Participation Date (as defined in the Partnership Agreement) with respect to any Award LTIP Unit shall be the date as of which such Award LTIP Unit is earned pursuant to Sections 3(b), (c) and (d), and on such date, the Partnership will pay the Advisor, for each Award LTIP Unit earned, an amount in cash equal to the quotient of (i) the per unit amount of all distributions paid with respect to each OP Unit on or after the Effective Date and before the date on which such Award LTIP Unit is earned (other than those with respect to which an adjustment was made pursuant to Section 8 hereof) divided by (ii) the Conversion Factor.
c.    All distributions paid with respect to Award LTIP Units shall be fully vested and non-forfeitable when paid, whether or not the underlying LTIP Units have been earned based on performance or have become vested based on the passage of time as provided in Section 3 or Section 4 hereof.
7.    Restrictions on Transfer. Except as otherwise permitted by the Committee in its sole discretion, none of the Award LTIP Units granted hereunder nor any of the OP Units of the Partnership into which such Award LTIP Units may be converted (the “Award OP Units”) shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of, encumbered, whether voluntarily or by operation of law (each such action a “Transfer”). The transferee in any Transfers of Award LTIP Units or Award OP Units permitted by the Committee must agree in writing with the Company and the Partnership to be bound by all the terms and conditions of this Agreement and that subsequent transfers shall be prohibited except those in accordance with this Section 7. Additionally, all Transfers of Award LTIP Units or Award OP Units must be in compliance with all applicable securities laws (including, without limitation, the Securities Act) and the applicable terms and conditions of the Partnership Agreement. In connection with any Transfer of Award LTIP Units or Award OP Units, the Partnership may require the Advisor to provide an opinion of counsel, satisfactory to the Partnership, that such Transfer is in compliance with all federal and state securities laws (including, without limitation, the Securities Act). Any attempted Transfer of Award LTIP Units or Award OP Units not in accordance with the terms and conditions of this Section 7 shall be null and void, and the Partnership shall not reflect on its records any change in record ownership of any Award LTIP Units or Award OP Units as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer of any Award LTIP Units or Award OP Units. Except as provided in this Section 7, this Agreement is personal to the Advisor, is nonassignable and is not transferable in any manner, by operation of law or otherwise.
8.    Changes in Capital Structure. If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or other transaction similar thereto, (ii) any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, significant repurchases of stock, or other similar change in the capital stock of the Company, (iii)

any cash dividend or other distribution to holders of share of Common Stock or OP Units shall be declared and paid other than in the ordinary course, or (iv) any other extraordinary corporate event shall occur that in each case in the good faith judgment of the Committee necessitates action by way of equitable or proportionate adjustment in the terms of this Agreement or the Award LTIP Units to avoid distortion in the value of this Award, the Committee shall make equitable or proportionate adjustment and take such other action as it deems necessary to maintain the Advisor’s rights hereunder so that they are substantially proportionate to the rights existing under this Award and the terms of the Award LTIP Units prior to such event, including, without limitation: (A) interpretations of or modifications to any defined term in this Agreement; (B) adjustments in any calculations provided for in this Agreement, and (C) substitution of other awards. All adjustments made by the Committee shall be final, binding and conclusive.
9.    Miscellaneous.
a.    Amendments. This Agreement may be amended or modified only with the consent of the Company and the Partnership acting through the Committee; provided that any such amendment or modification that adversely affects the rights of the Advisor hereunder must be consented to by the Advisor to be effective as against it. Notwithstanding the foregoing, this Agreement may be amended in writing signed only by the Company and the Partnership to correct any errors or ambiguities in this Agreement and/or to make such changes that do not adversely affect the Advisor’s rights hereunder.
b.    Legend. The records of the Partnership evidencing the Award LTIP Units shall bear an appropriate legend, as determined by the Partnership in its sole discretion, to the effect that such Award LTIP Units are subject to restrictions as set forth herein and in the Partnership Agreement.
c.    Compliance With Law. The Partnership and the Advisor will make reasonable efforts to comply with all applicable securities laws. In addition, notwithstanding any provision of this Agreement to the contrary, no Award LTIP Units will become vested or be paid at a time that such vesting or payment would result in a violation of any such law.
d.    Advisor Representations; Registration.
(i)    The Advisor hereby represents and warrants that (A) it understands that it is responsible for consulting its own tax advisor with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Advisor is or by reason of this Award may become subject, to its particular situation; (B) the Advisor has not received or relied upon business or tax advice from the Company, the Partnership or any of their respective Affiliates (as defined in the Partnership Agreement), employees, agents, consultants or advisors, in their capacity as such; (C) the Advisor provides services to the Partnership on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Partnership, as the Advisor believes to be necessary and appropriate to make an informed decision to accept this Award; (D) Award LTIP Units are subject to substantial risks; (E) the Advisor has been furnished with, and has reviewed and understands, information relating to this Award; (F) the Advisor has been afforded the opportunity to obtain such additional information as it deemed necessary before accepting this Award; and (G) the Advisor has had an opportunity to ask questions of representatives of the Partnership and the Company, or persons acting on their behalf, concerning this Award.
(ii)    The Advisor hereby acknowledges that: (A) there is no public market for Award LTIP Units or Award OP Units and neither the Partnership nor the Company has any obligation or intention to create such a market; (B) sales of Award LTIP Units and Award OP Units are subject to restrictions under the Securities Act and applicable state securities laws; and (C) because of the restrictions on transfer or assignment of Award LTIP Units and Award OP Units set forth in the Partnership Agreement and in this Agreement, the Advisor may have to bear the economic risk of its ownership of the Award LTIP Units covered by this Award for an indefinite period of time.
e.    Section 83(b) Election. In connection with each separate issuance of LTIP Units under this Award pursuant to Section 3 hereof, the Advisor may elect to include in gross income in the year of transfer the applicable Award LTIP Units pursuant to Section 83(b) of the Code substantially in the form attached hereto as Exhibit A and to supply the necessary information in accordance with the regulations promulgated thereunder. The Advisor agrees to file such election (or to permit the Partnership to file such election on the Advisor’s behalf) within thirty (30) days after the Grant Date with the IRS Service Center where the Advisor files its personal income tax returns, provide a copy of such election to the Partnership, and to file a copy of such election with the Advisor’s U.S. federal income tax return for the taxable year in which the LTIP Units are awarded to the Advisor. So long as the Advisor holds any Award LTIP Units, the Advisor shall disclose to the Partnership in writing such information as may be reasonably requested with respect to ownership of LTIP Units as the Partnership may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code applicable to the Partnership or to comply with requirements of any other appropriate taxing authority.
f.    Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.
g.    Governing Law. This Agreement is made under, and will be construed in accordance with, the laws of State of Delaware, without giving effect to the principles of conflict of laws of such state.
h.    No Obligation to Continue Service as a Consultant or Advisor. Neither the Company nor any affiliate is obligated by or as a result of this Agreement to continue to have the Advisor as a consultant, advisor or other service provider and this Agreement shall not interfere in any way with the right of the Company or any affiliate to terminate the Advisor’s service relationship at any time.

i.    Notices. Any notice to be given to the Company shall be addressed to the Secretary of the Company at 405 Park Avenue, New York, New York, 10022, and any notice to be given the Advisor shall be addressed to the Advisor at the Advisor’s address as it appears on the records of the Company, or at such other address as the Company or the Advisor may hereafter designate in writing to the other.
j.    Withholding and Taxes. The Advisor shall be solely responsible for all federal, state, local or foreign taxes or any taxes under the Federal Insurance Contributions Act with respect to this Award. Notwithstanding the foregoing, if at any time the Company or Partnership are required to withhold any such taxes, the Advisor shall make arrangements satisfactory to the Committee regarding the payment of any United States federal, state or local or foreign taxes required by law to be withheld with respect to such amount; provided, however, that if any Award LTIP Units or Award OP Units are withheld (or returned), the number of Award LTIP Units or Award OP Units so withheld (or returned) shall be limited to the number which have a fair market value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Advisor.
k.    Excise Tax. In the event that the Advisor becomes entitled to any amounts under this Agreement that will be subject to the tax imposed by Section 4999 of the Code, the provisions of Section 8 of the Company’s Equity Plan will apply to such amounts.
l.    Headings. The headings of paragraphs hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
m.    Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
n.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and the Partnership, on the one hand, and any successors to the Advisor, on the other hand, by will or the laws of descent and distribution, but this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Advisor.
o.    Section 409A. This Agreement shall be construed, administered and interpreted in accordance with a good faith interpretation of Section 409A of the Code. Any provision of this Agreement that is inconsistent with Section 409A of the Code, or that may result in penalties under Section 409A of the Code, shall be amended, with the reasonable cooperation of the Advisor and the Company and the Partnership, to the extent necessary to exempt it from, or bring it into compliance with, Section 409A of the Code. Any payment to Advisor made pursuant to Section 9(k) will be made in a manner intended to comply with Regulation Section 1.409A-3(i)(1)(v).

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the 28th day of September, 2015.
NEW YORK REIT, INC.
By:    /s/ Michael A. Happel
Name: Michael A. Happel
Title: Chief Executive Officer and President

NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P.

By:	New York REIT, Inc., its general partner
By:    /s/ Michael A. Happel
Name: Michael A. Happel
Title: Chief Executive Officer and President

NEW YORK RECOVERY ADVISORS, LLC

By:	New York Recovery Special Limited Partnership, LLC its Member

By:	American Realty Capital III, LLC its Managing Member
By:    /s/ William M. Kahane
Name: William M. Kahane
Title: Manager

EXHIBIT A

ELECTION TO INCLUDE IN GROSS INCOME IN YEAR OF TRANSFER OF PROPERTY PURSUANT TO SECTION 83(b) OF THE INTERNAL REVENUE CODE
The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and taxpayer identification number of the undersigned are:
Name: New York Recovery Advisors LLC (the “Taxpayer”)
Address:
Social Security No./Taxpayer Identification No.: ____-____-____

2.	Description of property with respect to which the election is being made: ____ LTIP Units in New York Recovery Operating Partnership, L.P. (the “Partnership”).

3.	The date on which the LTIP Units were transferred is April 15, 2014. The taxable year to which this election relates is calendar year 2014.

4.	Nature of restrictions to which the LTIP Units are subject:

(a)	With limited exceptions, until the LTIP Units vest, the Taxpayer may not transfer in any manner any portion of the LTIP Units without the consent of the Partnership.

(b)
The Taxpayer’s LTIP Units vest in accordance with the vesting provisions described in the Schedule attached hereto. Unvested LTIP Units are forfeited in accordance with the vesting provisions described in the Schedule attached hereto.

5.
The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the LTIP Units with respect to which this election is being made was $____ per LTIP Unit.

6.	The amount paid by the Taxpayer for the LTIP Units was $0 per LTIP Unit.

7.	A copy of this statement has been furnished to the Partnership and New York REIT, Inc.
Dated:      Name:

Exhibit A - 1

SCHEDULE TO EXHIBIT B

Vesting Provisions of LTIP Units
The LTIP Units are subject to time-based and performance-based vesting with the final vesting percentage equaling the product of the time-based vesting percentage and the performance-based vesting percentage. Performance-based vesting will be from 0% to 100% based (i) 50% on New York REIT, Inc.’s (the “Company’s”) per-share total return to shareholders and (ii) 50% on total return against the total percentage return to stock holders of a specified peer group, in each case for the period from April 15, 2014 to April 15, 2017 (or earlier in certain circumstances). Under the time-based vesting hurdles, one-third (1/3) of the LTIP Units will vest on April 15, 2017, one-third (1/3) of the LTIP Units will vest on April 15, 2018, and the remaining one-third (1/3) of the LTIP Units will vest on April 15, 2019, provided that the Taxpayer continues its service relationship with the Company and the Partnership through such dates, subject to acceleration in the event of certain extraordinary transactions or termination of the Taxpayer’s service relationship with the Company under specified circumstances. Unvested LTIP Units are subject to forfeiture in the event of failure to vest based on the determination of the performance-based percentage or the passage of time.

Schedule A - 2